                                                           Exhibit 13




CONSOLIDATED INCOME STATEMENT
Kimberly-Clark Corporation and Subsidiaries

                                                                                         Year Ended December 31
                                                                                 --------------------------------------
(Millions of dollars, except per share amounts)                                      1997         1996           1995
-----------------------------------------------------------------------------------------------------------------------
NET SALES .....................................................................  $12,546.6     $13,149.1     $13,373.0
  Cost of products sold........................................................    7,972.6       8,241.4       8,828.1
                                                                                 ---------     ---------     ---------

GROSS PROFIT ..................................................................    4,574.0       4,907.7       4,544.9
  Advertising, promotion and selling expenses .................................    1,937.2       2,029.7       2,080.9
  Research expense ............................................................      211.8         207.9         207.2
  General expense .............................................................      640.7         616.4         603.8
  Restructuring and other unusual charges .....................................      481.1             -       1,440.0
                                                                                 ---------     ---------     ---------

OPERATING PROFIT ..............................................................    1,303.2       2,053.7         213.0
  Interest income .............................................................       31.4          28.1          33.3
  Interest expense ............................................................     (164.8)       (186.7)       (245.5)
  Other income (expense), net .................................................       17.7         107.2         103.6
                                                                                 ---------     ---------     ---------

INCOME BEFORE INCOME TAXES ....................................................    1,187.5       2,002.3         104.4
  Provision for income taxes ..................................................      433.1         700.8         153.5
                                                                                 ---------     ---------     ---------

INCOME (LOSS) BEFORE EQUITY INTERESTS .........................................      754.4       1,301.5         (49.1)
  Share of net income of equity companies .....................................      157.3         152.4         113.3
  Minority owners' share of subsidiaries' net income ..........................      (27.7)        (50.1)        (31.0)
                                                                                 ---------     ---------     ---------

INCOME BEFORE EXTRAORDINARY GAINS .............................................      884.0       1,403.8          33.2
  Extraordinary gains, net of income taxes ....................................       17.5             -             -
                                                                                 ---------     ---------     ---------

NET INCOME ....................................................................  $   901.5     $ 1,403.8     $    33.2
                                                                                 =========     =========     =========


PER SHARE BASIS
  BASIC
    Income before extraordinary gains .........................................  $    1.59     $    2.49     $     .06
                                                                                 =========     =========     =========

    Net income ................................................................  $    1.62     $    2.49     $     .06
                                                                                 =========     =========     =========


  DILUTED
    Income before extraordinary gains..........................................  $    1.58     $    2.48     $     .06
                                                                                 =========     =========     =========

    Net income.................................................................  $    1.61     $    2.48     $     .06
                                                                                 =========     =========     =========








See Notes to Consolidated Financial Statements.



CONSOLIDATED BALANCE SHEET
Kimberly-Clark Corporation and Subsidiaries

                                                                                                         December 31
                                                                                             ----------------------------
(Millions of dollars)                                        ASSETS                                1997             1996
-------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS

  Cash and cash equivalents ...............................................................  $      90.8     $      83.2

  Accounts receivable .....................................................................      1,606.3         1,660.9

  Inventories .............................................................................      1,319.5         1,348.3

  Deferred income tax benefits ............................................................        341.6           327.4

  Prepaid expenses and other ..............................................................        130.8           119.4
                                                                                             -----------     -----------

    TOTAL CURRENT ASSETS ..................................................................      3,489.0         3,539.2

PROPERTY

  Land and timberlands ....................................................................        202.0           291.9

  Buildings ...............................................................................      1,472.6         1,807.8

  Machinery and equipment .................................................................      7,715.0         9,234.0

  Construction in progress ................................................................        366.6           593.5
                                                                                             -----------     -----------

                                                                                                 9,756.2        11,927.2

  Less accumulated depreciation ...........................................................      4,155.6         5,113.9
                                                                                             -----------     -----------

    NET PROPERTY ..........................................................................      5,600.6         6,813.3

INVESTMENTS IN EQUITY COMPANIES ...........................................................        567.7           551.1

ASSETS HELD FOR SALE.......................................................................        280.0               -

GOODWILL, NET OF ACCUMULATED AMORTIZATION..................................................        594.8           262.0

DEFERRED CHARGES AND OTHER ASSETS .........................................................        733.9           680.1
                                                                                             -----------     -----------

                                                                                             $  11,266.0     $  11,845.7
                                                                                             ===========     ===========





See Notes to Consolidated Financial Statements.


                                                                                                         December 31
                                                                                              ------------------------------

                     LIABILITIES AND STOCKHOLDERS' EQUITY                                         1997            1996
----------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES

  Debt payable within one year ............................................................  $     663.1     $     576.5

  Trade accounts payable ..................................................................        747.1           849.8

  Other payables ..........................................................................        302.3           269.5

  Accrued expenses ........................................................................      1,445.6         1,460.1

  Accrued income taxes ....................................................................        416.8           401.3

  Dividends payable .......................................................................        131.4           129.7
                                                                                             -----------     -----------

    TOTAL CURRENT LIABILITIES .............................................................      3,706.3         3,686.9

LONG-TERM DEBT ............................................................................      1,803.9         1,738.6

NONCURRENT EMPLOYEE BENEFIT AND OTHER OBLIGATIONS .........................................        887.1           926.1

DEFERRED INCOME TAXES .....................................................................        580.8           762.3

MINORITY OWNERS' INTERESTS IN SUBSIDIARIES ................................................        162.6           248.7

STOCKHOLDERS' EQUITY

  Preferred stock - no par value - authorized 20.0 million shares,
    none issued ...........................................................................            -               -

  Common stock - $1.25 par value - authorized 1.2 billion shares;
    issued 568.6 million shares at December 31, 1997 and 1996..............................        710.8           710.8

  Additional paid-in capital ..............................................................        113.3           136.7

  Common stock held in treasury, at cost - 12.3 million and 5.2 million
    shares at December 31, 1997 and 1996, respectively ....................................       (617.1)         (214.4)

  Unrealized currency translation adjustments .............................................       (953.2)         (656.8)

  Retained earnings .......................................................................      4,871.5         4,506.8
                                                                                             -----------     -----------

    TOTAL STOCKHOLDERS' EQUITY ............................................................      4,125.3         4,483.1
                                                                                             -----------     -----------

                                                                                             $  11,266.0     $  11,845.7
                                                                                             ===========     ===========







CONSOLIDATED CASH FLOW STATEMENT
Kimberly-Clark Corporation and Subsidiaries

                                                                                         Year Ended December 31
                                                                               -----------------------------------------
(Millions of dollars)                                                            1997           1996            1995
------------------------------------------------------------------------------------------------------------------------
OPERATIONS
  Net income ................................................................  $   901.5      $1,403.8       $     33.2
  1997 and 1995 Charges, net of cash expended................................      689.7             -          1,353.8
  Extraordinary gains, net of income taxes ..................................      (17.5)            -                -
  Depreciation ..............................................................      490.9         561.0            581.7
  Deferred income tax provision (benefit) ...................................       11.2          40.5           (330.0)
  Gains on asset sales ......................................................       (8.4)        (75.1)          (118.5)
  Equity companies' earnings in excess of dividends paid ....................      (62.1)       (100.2)           (57.6)
  Minority owners' share of subsidiaries' net income ........................       27.7          50.1             31.0
  Increase in operating working capital .....................................     (576.9)       (141.6)          (527.9)
  Pension funding in excess of expense ......................................      (34.2)        (28.2)           (89.0)
  Other .....................................................................      (15.3)        (36.1)            54.9
                                                                               ---------      --------       ----------

       CASH PROVIDED BY OPERATIONS ..........................................    1,406.6       1,674.2            931.6
                                                                               ---------      --------       ----------

INVESTING
  Capital spending ..........................................................     (944.3)       (883.7)          (817.6)
  Acquisitions of businesses, net of cash acquired...........................      (82.2)       (223.6)           (76.1)
  Proceeds from disposition of property and businesses ......................      779.6         455.4            336.1
  Other .....................................................................      (58.9)         18.9              3.8
                                                                               ---------      --------       ----------

       CASH USED FOR INVESTING ..............................................     (305.8)       (633.0)          (553.8)
                                                                               ---------      --------       ----------

FINANCING
  Cash dividends paid .......................................................     (530.6)       (461.5)          (348.2)
  Net increase (decrease) in short-term debt.................................      355.3        (348.8)           (25.2)
  Increases in long-term debt ...............................................      107.5          75.8             80.7
  Decreases in long-term debt ...............................................     (253.8)       (321.2)          (944.0)
  Proceeds from exercise of stock options ...................................       49.2         207.9            121.4
  Acquisition of common stock for the treasury ..............................     (910.6)       (348.8)          (137.8)
  Other .....................................................................       89.8          17.0            (40.9)
                                                                               ---------      --------       ----------

       CASH USED FOR FINANCING ..............................................   (1,093.2)     (1,179.6)        (1,294.0)
                                                                               ---------      --------       ----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ............................  $     7.6      $ (138.4)      $   (916.2)
                                                                               =========      ========       ==========







See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Kimberly-Clark Corporation and Subsidiaries


NOTE 1.   ACCOUNTING POLICIES

BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of Kimberly-Clark Corporation and all subsidiaries that are more than 50 percent owned. Investments in nonconsolidated companies that are at least 20 percent owned are stated at cost plus equity in undistributed net income. These latter companies are referred to as equity companies.

   The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingencies at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Differences from those estimates are recorded in the period they become known.


PER SHARE DATA

   The number of common shares and per share data for all periods reflects the two-for-one common stock split that became effective
April 2, 1997.  (See Note 11.)


INVENTORIES

   Most U.S. inventories are valued at cost on the Last-In, First-Out (LIFO) method for U.S. income tax purposes and for financial reporting purposes. The balance of the U.S. inventories and inventories of consolidated operations outside the U.S. are valued at the lower of cost, generally using the First-In, First-Out (FIFO) method, or market.


PROPERTY AND DEPRECIATION

   Property, plant and equipment are stated at cost. Depreciable property is depreciated on the straight-line or units-of-production method for financial reporting purposes and generally on an accelerated method for income tax purposes. When property is sold or retired, the cost of the property and the related accumulated depreciation are removed from the balance sheet and any gain or loss on the transaction is included in income.


GOODWILL AND DEFERRED CHARGES
   Goodwill is amortized on the straight-line method over various periods not exceeding 40 years. The realizability and period of benefit of goodwill is evaluated periodically to assess recoverability and, if warranted, impairment or adjustment of the period benefited would be recognized. Accumulated amortization of goodwill at December 31, 1997 and 1996 was $94.1 and $75.3 million, respectively.

   Costs of bringing significant new or expanded facilities into operation are recorded as deferred charges and amortized over periods of not more than five years.


ENVIRONMENTAL EXPENDITURES

   Environmental expenditures related to current operations that qualify as property, plant and equipment or which substantially increase the economic value or extend the useful life of an asset are capitalized, and all other expenditures are expensed as incurred. Environmental expenditures that relate to an existing condition caused by past operations are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or a commitment to a formal plan of action.


STOCK-BASED COMPENSATION
   Compensation cost for stock options and awards is measured based on intrinsic value under Accounting Principles Board
Opinion ("APB") 25, "Accounting for Stock Issued to Employees."
(See Note 9.)

ACCOUNTING STANDARDS CHANGES

   In 1997, the Corporation adopted Statement of Financial
Accounting Standards ("SFAS") 128, "Earnings Per Share." (See
Note 6.)

   In 1997, SFAS 130, "Reporting Comprehensive Income" and SFAS 131, "Disclosures About Segments of an Enterprise and Related Information" were issued. These standards, which will become effective in 1998, expand or modify disclosures and, accordingly, will have no effect on the Corporation's consolidated financial position, results of operations or cash flows.



NOTE 2.  RESTRUCTURING AND OTHER UNUSUAL CHARGES

1997 CHARGE

   In the fourth quarter of 1997, the Corporation announced a plan to restructure its worldwide operations ("Announced Plan"), the total pretax cost of which is approximately $810.0 million. Of the costs of the Announced Plan, $701.2 million was recorded as a charge against 1997 pretax income ("1997 Charge"), $503.1 million after income taxes, equity company effects and minority interests, or $.91 per share. The remaining $108.8 million of costs related to the Announced Plan will be recorded in 1998 when notification is made to employees whose employment will be terminated or at the time other costs result in accruable expenses. Of the 1997 Charge, $220.1 million relates to the write-down of certain assets and inventories and has been charged to cost of products sold, and $481.1 million has been recorded as restructuring and other unusual charges in the Consolidated Income Statement. Approximately 71 percent of the 1997 Charge relates to Tissue-Based Products and 28 percent relates to Personal Care Products. Approximately 59 percent of the 1997 Charge relates to North American operations and approximately 27 percent relates to Europe.

   The Announced Plan includes:

  o The sale, closure or downsizing of 18 manufacturing facilities worldwide and a workforce reduction of approximately 5,000 employees. These actions will result in the consolidation of the Corporation's manufacturing operations into fewer, larger and more efficient facilities.
     They also will eliminate excess production capacity, including more than 200,000 metric tons of high-cost tissue manufacturing capacity in North America and Europe.

  o The write-down of property, plant and equipment and other assets not needed in the restructured manufacturing operations; the elimination of excess manufacturing capacity; and the write-down of certain inventories in restructured operations and other assets.

  o The elimination of duplicate overhead and productive capacity resulting from the combination of the Corporation's
     Professional Health Care operations with those of Tecnol
     Medical Products, Inc. ("Tecnol").

  o The write-off of certain assets that became obsolete in 1997 due to recently enacted U.S. environmental air and water emission rules that require reduced emission levels of certain chemical compounds from the Corporation's pulp production operations.

  o  Impaired asset charges.

   The major categories of the 1997 Charge and their subsequent utilization are summarized below:



                                                                        Amounts
                                                                        Charged           Amounts         Amounts to
                                                                     to Earnings         Utilized        be Utilized
(Millions of dollars)                                                  in 1997           in 1997          Beyond 1997
---------------------------------------------------------------------------------------------------------------------
Costs of workforce reduction..........................................  $  57.3         $    5.5          $  51.8
Losses on facility disposals..........................................    165.0              5.8            159.2
Write-down of property, plant and equipment
   and other assets...................................................    333.4             19.2            314.2
Asset impairments.....................................................     82.6             82.6                -
Contract terminations and other.......................................     62.9              6.0             56.9
                                                                        -------         --------          -------

                                                                        $ 701.2         $  119.1          $ 582.1
                                                                        =======         ========          =======









   The principal costs included in the 1997 Charge are as follows:

  o The costs of workforce reduction are primarily composed of severance payments and other employee-related costs for 1,900 employees at facilities to be sold or closed and other operations that are being downsized. The employees involved were notified by December 31, 1997. The remainder of the 5,000 employees involved in the Announced Plan will be notified in 1998, and the costs of their severance payments and other costs will be accrued at that time.

  o Losses on facility disposals include the write-down to estimated net realizable value of six facilities to be sold or closed and related costs of sale or closure. The sale or closure of these facilities is expected to occur in 1998, resulting in the elimination of excess production capacity.

  o Write-down of property, plant and equipment and other assets represents the net book value of older, less efficient machinery and equipment not needed in the restructured manufacturing operations; the elimination of excess manufacturing capacity; the write-off of the net book value of assets that became obsolete due to recently enacted U.S. environmental air and water emission rules; and the elimination of duplicate facilities and excess capacity resulting from the Tecnol acquisition.

  o Asset impairments represent charges for five manufacturing facilities, the future cash flows from operations and the sale or closure of which are estimated to be insufficient to cover their carrying amounts. Each facility was written down to its estimated fair value based on the Corporation's assessment of expected future cash flows from operations and disposal, discounted at a rate commensurate with the risk involved.

  o Contract terminations primarily represent the costs of terminating certain supplier/distribution arrangements.

   The 1997 Charge included in accrued expenses on the Consolidated Balance Sheet was $191.8 million at December 31, 1997. Substantially all of this amount is expected to be paid in 1998 and the balance, primarily related to workforce reductions, is expected to be paid in accordance with negotiated agreements in 1999 and beyond.


1995 CHARGE

   In the fourth quarter of 1995, the Corporation recorded a pretax charge of $1,440.0 million ("1995 Charge"), $1,070.9 million after income taxes and minority interests, or $1.92 per share, for the estimated costs of the 1995 merger with Scott Paper Company ("Scott"), for restructuring the combined operations and for other unusual charges. The charges included:
(i) the costs of plant rationalizations and employee terminations to eliminate duplicate facilities and excess capacity; (ii) losses in connection with compliance with the merger related decrees of the U.S. Justice Department and the European Commission; (iii) costs of terminating leases, contracts and other long-term agreements; (iv) the direct costs of the merger, including fees of investment bankers, outside legal counsel and accountants; (v) impaired asset charges; and (vi) other unusual charges.

   The 1995 Charge was based on management's announced plans and information available at the time the decision was made to undertake the restructuring and other planned actions. Based on events occurring subsequent to 1995, certain aspects of the Corporation's original plans for integrating the two organizations and accomplishing the objectives of the merger were, of necessity, revised. Although certain specific actions originally contemplated in the 1995 Charge were modified, the overall plan for restructuring the Corporation following the merger and accomplishing the other matters included in the 1995 Charge should be completed at a total cost approximating the original provision.

   Major categories of the 1995 Charge and their subsequent utilization are summarized below:



                                                     Amounts                                             Amounts to
                                                     Charged               Amounts Utilized             be Utilized
                                                                     ---------------------------
                                                   to Earnings          through           in               Beyond
(Millions of dollars)                                in 1995             1996            1997               1997
---------------------------------------------------------------------------------------------------------------------
Workforce related.................................   $   220.2        $   142.0         $  78.2           $      -
Facility disposals................................       293.6            293.6               -                  -
Excess capacity, restructured
  facilities and other assets.....................       449.1            289.9           129.6               29.6
Contract settlements, lease
  terminations, merger fees and
  expenses and other..............................       318.8            133.1           143.9               41.8
Asset impairments.................................       158.3            158.3               -                  -
                                                     ---------        ---------         -------           --------

                                                     $ 1,440.0        $ 1,016.9         $ 351.7           $   71.4
                                                     =========        =========         =======           ========




ACCOUNTING POLICIES FOR RESTRUCTURING AND OTHER UNUSUAL CHARGES

   The Corporation considers amounts included in the 1997 and 1995 Charges to be utilized when the following specific criteria are met. Workforce related reserves are considered utilized when contractual termination liabilities are fixed. The reserves for facility disposals are considered utilized when a formal agreement has been reached to sell such facilities. Reserves for excess capacity, restructured facilities and other assets are considered utilized at the occurrence of one of the following events: management (i) closes such facilities; (ii) sells such facilities; or (iii) writes off such assets because there are no plans for any future recovery of carrying amounts. Costs for contract settlements, lease terminations, and merger fees and expenses are considered utilized at the time settlements are negotiated and agreed upon and the amount of required payments are fixed.

   Provisions for asset impairments are based on discounted cash flow projections in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and such assets are written down to their estimated fair values.

   The operating costs of facilities to be sold or closed are charged to operating profit during the period such facilities remain in use. Salaries, wages and benefits of employees at such locations are charged to operations during the time such employees are actively employed.


NOTE 3.  ACQUISITION

   On December 18, 1997, the Corporation completed the acquisition of Tecnol through the exchange of approximately 8.7 million shares of the Corporation's common stock for all outstanding shares of Tecnol common stock. The value of the exchange of stock plus related acquisition costs was approximately $428 million. The acquisition was accounted for as a purchase. Accordingly, the assets and liabilities of Tecnol are included in the Consolidated Balance Sheet as of December 31, 1997. The results of Tecnol's operations from the date of the acquisition to December 31, 1997, were not significant.

   The Corporation has engaged an independent appraiser to assist in the determination of the fair market value of the acquired assets and, while the appraisal is not yet complete, the Corporation believes that the allocation of the purchase price will result in assigning values to intangible assets in a range of $320 million to $340 million. These intangible assets will be amortized on the straight-line method over periods ranging up to 20 years.

   The unaudited pro forma combined historical results, as if the Tecnol business had been acquired at the beginning of fiscal 1997 and 1996, respectively, are estimated to be:



(Millions of dollars, except per share amounts)                                             1997               1996
-----------------------------------------------------------------------------------------------------------------------
Net sales...............................................................................  $12,701.5          $13,293.5
Income before extraordinary gains.......................................................      868.1            1,385.0
Net income..............................................................................      885.6            1,385.0
Basic net income per share..............................................................       1.57               2.42
Diluted net income per share............................................................       1.56               2.41




    The pro forma results include amortization of the intangibles discussed above and interest expense on debt assumed issued to finance the acquisition of the treasury stock exchanged in the purchase. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.


NOTE 4.   INCOME TAXES

   An analysis of the provision for income taxes follows:


                                                                                            Year Ended December 31
                                                                                  --------------------------------------
(Millions of dollars)                                                               1997          1996            1995
------------------------------------------------------------------------------------------------------------------------
Current income taxes:
  United States .................................................................  $423.9        $474.4          $280.3
  State .........................................................................    96.7          67.6            43.7
  Other countries ...............................................................   104.6         118.3           159.5
                                                                                   ------        ------          ------
    Total .......................................................................   625.2         660.3           483.5
                                                                                   ------        ------          ------

Deferred income taxes:
  United States .................................................................   (82.3)         38.8          (133.2)
  State .........................................................................   (56.5)        (10.1)          (48.2)
  Other countries ...............................................................   (14.9)         11.8          (148.6)
                                                                                   ------        ------          ------
    Total .......................................................................  (153.7)         40.5          (330.0)
                                                                                   ------        ------          ------

Total provision for income taxes.................................................   471.5         700.8           153.5

Less income taxes related to extraordinary gains ................................    38.4             -               -
                                                                                   ------        ------          ------

    Total provision excluding income taxes related
       to extraordinary gains....................................................  $433.1        $700.8          $153.5
                                                                                   ======        ======          ======





   Income before income taxes is classified in the Consolidated Income Statement as follows:


                                                                                            Year Ended December 31
                                                                                  ----------------------------------------
(Millions of dollars)                                                                1997           1996          1995
--------------------------------------------------------------------------------------------------------------------------
Income Before Extraordinary Gains:
  United States .................................................................  $1,132.6      $1,624.9        $   42.5
  Other countries ...............................................................      54.9         377.4            61.9
                                                                                   --------      --------        --------

                                                                                   $1,187.5      $2,002.3        $  104.4
                                                                                   ========      ========        ========

Extraordinary Gains:
  United States .................................................................  $   55.9      $      -        $      -
                                                                                   ========      ========        ========





   Deferred income tax assets (liabilities) are composed of the following:



                                                                                                      December 31
                                                                                            ------------------------------
(Millions of dollars)                                                                           1997               1996
--------------------------------------------------------------------------------------------------------------------------
Current deferred income tax assets attributable to:

  Advertising and promotion accruals.......................................................  $   37.7           $    41.4
  Pension, postretirement and other employee benefits .....................................      80.2                83.4
  Other accrued expenses, including those related to the 1997 and
    1995 Charges...........................................................................     192.0               186.3
  Other ...................................................................................      40.7                33.2
  Valuation allowances ....................................................................      (9.0)              (16.9)
                                                                                             --------           ---------

    Net current deferred income tax asset .................................................  $  341.6           $   327.4
                                                                                             ========           =========


Noncurrent deferred income tax assets (liabilities) attributable to:

  Accumulated depreciation ................................................................  $(788.7)           $(1,016.2)
  Operating loss carryforwards ............................................................    280.4                260.7
  Other postretirement benefits ...........................................................    287.3                320.8
  Installment sales .......................................................................   (137.9)              (137.9)
  Other ...................................................................................     (2.8)                   -
  Valuation allowances ....................................................................   (219.1)              (189.7)
                                                                                             -------            ---------

    Net noncurrent deferred income tax liability ..........................................  $(580.8)           $  (762.3)
                                                                                             =======            =========





   The valuation allowances for deferred income tax assets increased by $21.5 million in 1997 and decreased by $54.1 million in 1996. Valuation allowances at the end of 1997 relate to the potentially unusable portion of tax loss carryforwards of $737.6 million that are in jurisdictions outside the United States. If not utilized against taxable income, $288.4 million of this amount will expire from 1998 through 2005. The remaining $449.2 million has no expiration date.

   Realization of deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets, net of applicable valuation allowances, will be realized. The amount of the deferred tax assets considered realizable could be reduced or increased if estimates of future taxable income during the carryforward period are reduced or increased.

   A reconciliation of the income tax provision computed at the U.S. federal statutory tax rate to the provision before income taxes related to extraordinary gains is as follows:


                                                          1997                    1996                      1995
                                                 ----------------------  -----------------------  ------------------------
(Millions of dollars)                             AMOUNT       PERCENT     Amount       Percent     Amount       Percent
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes:
  As reported .................................  $1,187.5                 $2,002.3                  $   104.4
  Add back the 1997 and 1995
    Charges....................................     701.2                        -                    1,440.0
                                                 --------                 --------                  ---------
       Income before income taxes
         excluding the 1997 and 1995
         Charges ..............................  $1,888.7                 $2,002.3                  $ 1,544.4
                                                 ========                 ========                  =========


Tax at U.S. statutory rate(a) .................  $  661.0       35.0%     $  700.8        35.0%     $   540.5       35.0%
State income taxes, net of federal
  tax benefit..................................      37.4        2.0          37.3         1.9           34.2        2.2
Operating losses for which no tax
  benefit was recognized.......................      26.7        1.4          22.6         1.1           10.9         .7
Net operating losses realized .................      (4.7)       (.2)        (12.6)        (.6)         (70.6)      (4.6)
Other - net ...................................     (97.1)      (5.2)        (47.3)       (2.4)          (1.5)       (.1)
                                                 --------       ----      --------        ----      ---------      -----

                                                    623.3       33.0%        700.8        35.0%         513.5       33.2%
                                                                ====                      ====                     =====

Tax benefit of the 1997 and 1995
  Charges(b) ..................................    (190.2)      27.1%            -                     (360.0)      25.0%
                                                 --------       ====      --------                  ---------      =====

  Provision for income taxes...................  $  433.1       36.5%     $  700.8        35.0%     $   153.5      147.0%
                                                 ========       ====      ========        ====      =========      =====



(a) Tax at U.S. statutory rate is based on income before income taxes excluding the 1997 Charge of $701.2 million and the 1995 Charge of $1,440.0 million. The tax benefit of such items is shown elsewhere in the table.

(b) The effective rate for the tax benefit attributable to the 1997 Charge is lower than the U.S. statutory rate of 35.0 percent primarily because no tax benefits were provided for certain costs related to operations in countries in which the Corporation has income tax loss carryforwards for which valuation allowances have been provided. The effective rate for the tax benefit attributable to the 1995 Charge is lower than the U.S. statutory rate of 35.0 percent because no tax benefits were provided for certain costs and fees that are not deductible and others related to operations in countries in which the Corporation has income tax loss carryforwards for which valuation allowances have been provided.

   At December 31, 1997, income taxes have not been provided on approximately $1.6 billion of unremitted earnings of subsidiaries operating outside the U.S. These earnings, which are considered to be indefinitely invested, would become subject to income tax if they were remitted as dividends, were lent to the Corporation or a U.S. affiliate, or if the Corporation were to sell its stock in the subsidiaries. Determination of the amount of unrecognized deferred U.S. income tax liability on these unremitted earnings is not practicable because of the complexities associated with
its hypothetical calculation.    Withholding taxes of
approximately $100 million would be payable upon remittance of all previously unremitted earnings at December 31, 1997.

NOTE 5.  POSTRETIREMENT AND OTHER BENEFITS

RETIREMENT PLANS

   The Corporation and its subsidiaries in North America and the United Kingdom have defined benefit and/or defined contribution retirement plans covering substantially all regular employees. Most other subsidiaries outside the U.S. have pension plans or, in certain countries, termination pay plans covering substantially all regular employees. Obligations under such plans are provided for by contributing to trusts, purchasing insurance policies, or recording liabilities.

DEFINED BENEFIT RETIREMENT PLANS

   Defined benefit plans covering salaried employees generally provide pension benefits based on years of service and compensation during the final years of employment. Defined benefit plans covering hourly employees generally provide benefits of stated amounts for each year of service or benefits based on years of service and compensation during the final years of employment. For plans in North America and the United Kingdom, the funding policy is to contribute assets that, at a minimum, fully fund the accumulated benefit obligation, subject to regulatory and tax deductibility limits. The policy for the remaining defined benefit plans, which are composed primarily of pension or termination pay plans outside North America and nonqualified U.S. plans providing pension benefits in excess of limitations imposed by the U.S. income tax code, is to fund them based on legal requirements, tax considerations, customary business practices in such countries and investment opportunities. Assets held in the pension trusts are composed principally of common stocks, high-grade corporate and government bonds, real estate funds and various short-term investments.

   The components of net pension cost were as follows:




                                                                                               Year Ended December 31
                                                                                        -----------------------------------
(Millions of dollars)                                                                     1997          1996         1995
---------------------------------------------------------------------------------------------------------------------------
Benefits earned .....................................................................   $  72.6       $  86.0      $  78.0
Interest on projected benefit obligation (PBO).......................................     246.7         243.9        249.8
Amortization and other ..............................................................       6.0          13.4          4.0
                                                                                        -------       -------      -------

                                                                                          325.3         343.3        331.8
Less expected return on plan assets (actual returns on plan assets were gains of $622.1 million, $446.1 million and $521.7 million in
  1997, 1996 and 1995, respectively) ................................................     297.8         283.2        276.1
                                                                                        -------       -------      -------

Net pension cost ....................................................................   $  27.5       $  60.1      $  55.7
                                                                                        =======       =======      =======





   The weighted-average assumptions used to determine net pension costs were as follows:





                                                                                               Year Ended December 31
                                                                                         ----------------------------------
                                                                                           1997          1996        1995
---------------------------------------------------------------------------------------------------------------------------
Expected long-term rate of return on plan assets.....................................       9.6%         9.6%        10.2%

Discount rate .......................................................................       7.9%         7.5%         8.7%

Assumed rate of increase in compensation ............................................       4.9%         4.4%         5.4%





   Transition adjustments are being amortized on the straight-line method over 14 to 23 years. Prior service cost is being amortized on a straight-line basis over the participants' average remaining service period for plans with compensation-related benefit formulas and over seven years for certain other plans.



   The funded status of the defined benefit plans is presented below as of December 31:




                                                                      1997 PLANS WHERE              1996 Plans Where
                                                                 --------------------------   ---------------------------
                                                                   ASSETS           ABO          Assets           ABO
                                                                  EXCEED         EXCEEDS        Exceed          Exceeds
 (Millions of dollars)                                              ABO          ASSETS(a)        ABO           Assets(a)
--------------------------------------------------------------------------------------------------------------------------
Actuarial present value of plan benefits:
  Accumulated benefit obligation (ABO):
    Vested .....................................................  $3,114.1       $   90.7       $2,834.5        $ 132.7
    Nonvested ..................................................      62.8            4.2           48.4            3.4
                                                                  --------       --------       --------        -------

       Total ...................................................  $3,176.9       $   94.9       $2,882.9        $ 136.1
                                                                  ========       ========       ========        =======


PBO    .........................................................  $3,507.0       $ 116.2        $3,233.7        $ 161.0
Plan assets at fair value ......................................   3,613.9           6.0         3,318.7           24.5
                                                                  --------       -------        --------        -------

PBO less than (in excess of) plan assets .......................  $  106.9       $(110.2)       $   85.0        $(136.5)
                                                                  ========       =======        ========        =======


  Consisting of:
    Unfavorable actuarial experience ...........................  $  (16.2)      $ (36.8)       $  (48.8)       $ (32.9)
    Unamortized transition adjustments .........................      20.5          (3.8)           26.6           (4.2)
    Unamortized prior service costs ............................     (45.9)         (6.8)          (42.9)          (7.3)
    Net prepaid (accrued) pension costs ........................     148.5         (92.5)          150.1         (119.4)
    Adjustment for minimum liability ...........................         -          29.7               -           27.3
                                                                  --------       -------        --------        -------

       Total ...................................................  $  106.9       $(110.2)       $   85.0        $(136.5)
                                                                  ========       =======        ========        =======





(a) Plans with accumulated benefit obligations that exceed plan assets are composed primarily of pension or termination pay plans outside North America and nonqualified U.S. plans providing pension benefits in excess of limitations imposed by the U.S. income tax code. Benefits under these arrangements are paid directly by the sponsoring entity. In addition, in the case of the nonqualified U.S. benefit plans, assets held in Rabbi trusts are available to pay a portion of such benefits.


   The weighted-average assumptions used to determine the PBO were as follows:





                                                                                                   December 31
                                                                                       ------------------------------
                                                                                              1997           1996
---------------------------------------------------------------------------------------------------------------------
Discount rate(a) ....................................................................           7.1%         7.9%

Assumed rate of increase in compensation ............................................           4.3%         4.9%





(a) Weighted-average discount rates for U.S. plans were 7.0% and 7.75% at December 31, 1997 and 1996, respectively.

   In connection with certain business dispositions occurring in the last two years, the Corporation transferred certain pension obligations to the respective buyers. These dispositions resulted in immediate recognition of gains of $.5 million and $2.1 million in 1997 and 1996, respectively.

DEFINED CONTRIBUTION RETIREMENT PLANS

   The Corporation's contributions to the defined contribution retirement plans are based on the age and compensation of covered employees. The Corporation's contributions charged to expense were $14.8 million, $8.5 million and $9.7 million in 1997, 1996 and 1995, respectively.


POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

   Substantially all retired employees of the Corporation and its North American subsidiaries and certain international employees are covered by health care and life insurance benefit plans. Benefits are based on years of service and age at retirement.
The plans are principally noncontributory for retirees prior to 1993, and are contributory for most employees retiring after 1993. Certain U.S. plans place a limit on the Corporation's cost of future annual per capita retiree medical benefits at no more than 200 percent of the 1992 annual per capita cost. Certain other U.S. plans place a limit on the Corporation's future cost for retiree medical benefits to a defined annual per capita medical cost.

   The components of postretirement health care and life insurance benefit cost were as follows:





                                                                                                Year Ended December 31
                                                                                        ----------------------------------
(Millions of dollars)                                                                      1997        1996        1995
--------------------------------------------------------------------------------------------------------------------------
Benefits earned ......................................................................   $10.7        $12.0        $10.3
Interest on accumulated postretirement benefit obligation ............................    44.9         48.0         54.6
Amortization and other................................................................    (8.8)        (4.4)         (.8)
                                                                                         -----        -----        -----

Net postretirement benefit cost (of which $52.4 million, $54.3 million
  and $49.9 million were paid in 1997, 1996 and 1995, respectively) ..................   $46.8        $55.6        $64.1
                                                                                         =====        =====        =====





   The components of the postretirement health care and life insurance benefit obligation are presented below:





                                                                                                           December 31
                                                                                                    -----------------------
(Millions of dollars)                                                                                 1997           1996
---------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees ........................................................................................  $426.3         $438.7
  Fully eligible active plan participants .........................................................    50.5           62.2
  Other active plan participants ..................................................................   161.2          130.9
                                                                                                     ------         ------

    Total .........................................................................................   638.0          631.8

Unrecognized actuarial gain........................................................................    98.1          119.0
Unrecognized prior service gain....................................................................    19.8           22.3
                                                                                                     ------         ------

Total accrued postretirement benefit liability ....................................................   755.9          773.1
Less current portion ..............................................................................    56.6           56.5
                                                                                                     ------         ------

Noncurrent portion ................................................................................  $699.3         $716.6
                                                                                                     ======         ======




   Weighted-average discount rates used to determine the accumulated postretirement benefit obligation for all plans were 7.0% and 7.8% at December 31, 1997 and 1996, respectively. The rates used for the U.S. plans were 7.0% and 7.75% at December 31, 1997 and 1996, respectively.

   The December 31, 1997 accumulated postretirement benefit obligation for the U.S. plans was determined using an assumed health care cost trend rate of 8.6% in 1998, declining gradually to an ultimate rate of 6.0% for certain plans and to zero by 2009 and thereafter for others, which reflects the previously described limit on the Corporation's cost of annual per capita retiree medical benefits for certain plans. The December 31, 1996, accumulated postretirement benefit obligation was determined using an assumed health care cost trend rate of 9.2% in 1997, declining gradually to an ultimate rate of 6.0% for certain plans and to zero by 2007 and thereafter for others.

   A one-percentage point increase in the health care cost trend rate would increase the accumulated postretirement benefit obligation by $22.5 million at December 31, 1997, and expense by $1.8 million for the year then ended.

   In connection with certain business dispositions occurring in the last three years, the Corporation transferred certain postretirement benefit obligations to the respective buyers. These dispositions resulted in immediate recognition of gains of $7.5 million and $2.1 million in 1997 and 1996, respectively, and a loss of $14.9 million in 1995.


INVESTMENT PLANS

   Voluntary contribution investment plans are provided to substantially all North American employees. Under the plans, the Corporation matches a portion of employee contributions. Costs charged to expense under the plans were $24.9 million, $24.1 million and $26.0 million in 1997, 1996 and 1995, respectively.


NOTE 6.  EARNINGS PER SHARE

   There are no adjustments required to be made to Income Before
Extraordinary Gains for purposes of computing basic and diluted earnings per share ("EPS").

   A reconciliation of the average number of common shares outstanding used in the basic and diluted EPS computations is as follows:







                                                                                   Average Common Shares Outstanding
                                                                              ------------------------------------------
(Millions)                                                                      1997            1996               1995
------------------------------------------------------------------------------------------------------------------------
Basic    ....................................................................  555.9            564.0             559.0
  Dilutive effect of stock options...........................................    3.1              2.9               4.7
  Dilutive effect of shares issued for participation share awards............    0.3              0.2                 -
                                                                               -----            -----             -----

Diluted  ....................................................................  559.3            567.1             563.7
                                                                               =====            =====             =====









   There were no securities outstanding at December 31, 1997, which were excluded from the EPS computations. The number of common shares outstanding as of December 31, 1997 and 1996 was
556.3 million and 563.4 million, respectively.

NOTE 7.   DEBT

   The major issues of long-term debt outstanding were:





                                                                                                         December 31
                                                                                                ----------------------------
(Millions of dollars)                                                                              1997              1996
----------------------------------------------------------------------------------------------------------------------------
Kimberly-Clark Corporation:
  Commercial paper to be refinanced...........................................................  $   200.0        $        -
  7 7/8% Debentures due 2023 .................................................................      199.7             199.7
  8 5/8% Notes due 2001 ......................................................................      199.8             199.7
  9 1/8% Notes due 1997 ......................................................................          -             100.0
  9% Notes due 2000 ..........................................................................       99.9              99.9
  6 7/8% Debentures due 2014 .................................................................       99.7              99.7
  5% Notes maturing to 2002 ..................................................................       45.0              54.0
  9 1/2% Sinking Fund Debentures due 2018 ....................................................       50.0              50.0
  6.2% to 7.55% Industrial Development Revenue Bonds maturing to 2023 ........................       79.7              79.6
  Other  .....................................................................................         .2                .5
                                                                                                ---------        ----------

                                                                                                    974.0             883.1
Subsidiaries:
  7% Debentures due 2023 .....................................................................      193.8             193.5
  11.1% Bonds due 2000 .......................................................................       99.4              99.3
  8.3% to 13% Debentures maturing to 2022 ....................................................      156.0             174.7
  Industrial Development Revenue Bonds at variable rates (average rate
    for December 1997 - 4.4%) due 2015, 2018, 2023 and 2024 ..................................      286.6             250.0
  5.7% to 6 3/8% Industrial Development Revenue Bonds maturing to 2007 .......................       28.3              60.5
  Bank loans and other financings in various currencies at fixed rates
    (weighted-average rate at December 31, 1997 - 10.3%) maturing to 2008 ....................      112.9             139.1
  Bank loans and other financings in various currencies at variable rates
    (weighted-average rate at December 31, 1997 - 7.8%) maturing to 2005 .....................       54.4             103.6
                                                                                                ---------        ----------

                                                                                                  1,905.4           1,903.8

Less current portion .........................................................................      101.5             165.2
                                                                                                ---------        ----------

  Total  .....................................................................................  $ 1,803.9        $  1,738.6
                                                                                                =========        ==========




   At December 31, 1997, $200 million of short-term commercial paper was classified as long-term debt. On January 9, 1998, the Corporation issued $200 million of 6 3/8% Debentures due January 1, 2028, and used the proceeds to retire commercial paper.

   Fair value of long-term debt was $1,972.4 million and $1,956.8 million at December 31, 1997 and 1996, respectively. Scheduled maturities of long-term debt are $50.0 million in 1999, $260.9 million in 2000, $231.6 million in 2001 and $49.3 million in 2002.

   At December 31, 1997, the Corporation had $1.0 billion of revolving credit facilities with a group of banks. These facilities, which were unused at December 31, 1997, permit borrowing at competitive interest rates and are available for general corporate purposes, including backup for commercial paper borrowings. The Corporation pays commitment fees on the unused portion but may cancel the facilities without penalty at any time prior to their expiration. Of these facilities, $500 million expires in November 1998 and $500 million expires in November 2002.



   Debt payable within one year:




                                                                                                        December 31
                                                                                              -----------------------------
(Millions of dollars)                                                                            1997               1996
---------------------------------------------------------------------------------------------------------------------------
Commercial paper..............................................................................  $392.6             $274.0
Current portion of long-term debt ............................................................   101.5              165.2
Other short-term debt  .......................................................................   169.0              137.3
                                                                                                ------             ------

  Total  .....................................................................................  $663.1             $576.5
                                                                                                ======             ======



   At December 31, 1997 and 1996, the weighted-average interest rate for commercial paper was 5.9 percent and 5.5 percent, respectively.





NOTE 8.   RISK MANAGEMENT

   As a multinational enterprise, the Corporation is exposed to changes in foreign currency exchange rates, interest rates and commodity prices. The Corporation employs a variety of practices to manage these market risks, including its operating and financing activities and, where deemed appropriate, the use of derivative financial instruments. The Corporation uses derivative financial instruments only for risk management purposes and does not use them for speculation or for trading. All derivative instruments are either exchange traded or are entered into with major financial institutions for the purpose of reducing the Corporation's credit risk and the risk of nonperformance by third parties.

Foreign Currency Risk Management

   Foreign currency risk is managed by the use of foreign currency forward, swap and option contracts. The use of these contracts allows the Corporation to manage its transactional exposure to exchange rate changes because the gains or losses incurred on the derivative instruments will offset in whole, or in part, losses or gains on the underlying foreign currency exposure. As of December 31, 1997, the Corporation's only major foreign currency transactional exposure was the Mexican peso. There have been no significant changes in how foreign currency transactional exposures were managed during 1997, and management does not foresee or expect any significant changes in such exposures or in the strategies it employs to manage them in the near future.

   Foreign currency losses included in consolidated net income were $10.2 million, $2.9 million and $46.4 million for 1997, 1996 and 1995, respectively. The 1997 loss is attributable to weakening currencies in the Asia/Pacific region. Also included in these losses were the Corporation's share of foreign currency gains and losses at the Corporation's Mexican affiliate, Kimberly-Clark de Mexico, S.A. de C.V. ("KCM"), attributable to changes in the value of the Mexican peso. The Corporation's share of the peso currency effects was insignificant in 1997 and 1996 compared with a loss of $38.5 million in 1995.

   Prior to 1997, Mexico's economy was deemed to be non-hyperinflationary, and because KCM has financed a portion of its operations with U.S. dollar obligations, KCM experienced foreign currency losses on these obligations as the value of the peso declined. Beginning in 1997, the Mexican economy was determined to be hyperinflationary because that country's cumulative inflation rate for the last three years had exceeded 100 percent. For accounting purposes, the functional currency of KCM became the U.S. dollar rather than the Mexican peso. Accordingly, changes in the value of the peso no longer result in foreign currency gains or losses attributable to the U.S. dollar obligations. However, changes in the value of the peso have resulted in gains or losses attributable to peso-denominated monetary assets held by KCM.

   Gains and losses on instruments that hedge firm commitments are deferred and included in the basis of the underlying hedged items. Premiums paid for options are amortized ratably over the life of the option. Contracts used to hedge recorded foreign currency transactions generally mature within one year and are marked-to-market with the resulting gains or losses included in current income. These gains and losses offset foreign exchange gains and losses on the underlying transactions. Notwithstanding the sizable notional principal amounts involved, the Corporation's credit exposure under these arrangements is limited to the fair value of the agreements with a positive fair value at the reporting date. Additionally, credit risk with respect to the counterparties is considered minimal in view of the financial strength of the counterparties.


   The following table presents the aggregate notional principal amounts, carrying values and fair values of the Corporation's foreign currency financial instruments outstanding at December
31, 1997 and 1996:





                                                  DECEMBER 31, 1997                          December 31, 1996
                                     ----------------------------------------     ------------------------------------------
                                      NOTIONAL                                     Notional
                                      PRINCIPAL          CARRYING       FAIR       Principal        Carrying        Fair
(Millions of dollars)                 AMOUNTS             VALUES       VALUES      Amounts           Values        Values
----------------------------------------------------------------------------------------------------------------------------
Forward contracts
    Assets ..........................  $1,094.1           $38.9        $47.3         $480.1           $ 8.2       $    6.5
    Liabilities .....................     350.0            (6.4)        (6.4)         543.0             (.8)          (3.6)
Currency swaps
    Assets ..........................         -               -            -           28.1              .1           (1.6)
Option contracts
    Assets ..........................      10.0               -            -           10.0              .2             .1



Translation Risk

    The income statements of foreign operations, other than those in hyperinflationary economies, are translated into U.S. dollars at rates of exchange in effect each month. The balance sheets of these operations are translated at period-end exchange rates, and the differences from historical exchange rates are reflected in stockholders' equity as unrealized currency translation adjustments.

    The income statements and balance sheets of operations in hyperinflationary economies, i.e., Brazil, Mexico (effective January 1,1997) and Venezuela, are translated into U.S. dollars using both current and historical rates of exchange. For balance sheet accounts translated at current exchange rates, such as cash and accounts receivable, the differences from historical exchange rates are reflected in income.

   Translation exposure is not hedged. The risk to any particular entity's net assets is minimized to the extent that the entity is financed with local currency borrowing. In addition, many of the Corporation's non-U.S. operations buy the majority of their inputs and sell the majority of their outputs in their local currency, thereby minimizing the effect of currency rate changes on their local operating profit margins.

Interest Rate Risk Management

   Interest rate risk is managed through the maintenance of a portfolio of variable- and fixed-rate debt composed of short- and long-term instruments. The objective is to maintain a cost-effective mix that management deems appropriate. The Corporation utilizes interest rate swaps when deemed appropriate to manage interest rate risk over time. These arrangements permit the Corporation to exchange fixed- for variable-rate interest or variable- for fixed-rate interest in a cost-effective manner based on agreed-upon notional amounts exchanged. At December 31, 1997, the Corporation had no material amount of interest rate swaps outstanding. The strategy employed by the Corporation to manage its exposure to interest rate fluctuations did not change significantly during 1997. Management does not foresee or expect any significant changes in its exposure to interest rate fluctuations or in how such exposure is managed in the near future.

Commodity Price Risk Management

   The Corporation is subject to commodity price risk arising from price movement for purchased pulp, the market price of which is determined by industry supply and demand. Increased pulp costs may or may not be recoverable through higher selling prices for products produced from such raw materials. The Corporation has not used derivative instruments in the management of these risks. Because the Corporation is approximately 70 percent integrated with respect to its current pulp requirements and because a portion of its pulp purchases are made under long-term contracts priced using a formula that results in relatively stable year-to-year pulp prices, management does not deem commodity price risk to be material to the Corporation's consolidated financial position, results of operations or cash flows.


NOTE 9.   EQUITY PARTICIPATION PLANS AND STOCK OPTIONS

   Kimberly-Clark Equity Participation Plans provide for awards of participation shares and stock options to key employees of the Corporation and its subsidiaries. Upon maturity, participation share awards are paid in cash or cash and shares of the Corporation's stock based on the increase in the book value of the Corporation's common stock during the award period. Participants do not receive dividends on the participation shares, but their accounts are credited with dividend shares payable in cash or cash and shares of the Corporation's stock at the maturity of the award. Neither participation nor dividend shares are shares of common stock.

   Data concerning participation and dividend shares follow:




                                                                                1997            1996           1995
------------------------------------------------------------------------------------------------------------------------
Outstanding - Beginning of year...........................................   7,173,172        5,993,700       7,591,356

Awarded  .................................................................   1,993,800        1,954,000       2,105,300

Dividend shares credited - net ...........................................     795,360          682,500         864,390

Matured  .................................................................    (500,161)      (1,311,928)     (4,398,546)

Forfeited ................................................................     (80,800)        (145,100)       (168,800)
                                                                             ---------        ---------       ---------

Outstanding - End of year ................................................   9,381,371        7,173,172       5,993,700
                                                                             =========        =========       =========







    Amounts expensed related to participation shares were $26.8 million, $17.9 million and $15.2 million in 1997, 1996 and 1995, respectively.

   The Corporation also has stock option plans under which executives and key employees may be granted awards. Under these plans, all stock options are granted at not less than market value and expire 10 years after the date of grant and become exercisable over three years.

   In October 1997, approximately 57,000 employees worldwide were granted approximately 3.2 million stock options and .2 million stock appreciation rights under the Corporation's Global Stock Option Plan. Employees were granted options to purchase a fixed number of shares, ranging from 25 to 125 shares per employee, of common stock at a price equal to the fair market value of the Corporation's stock at the date of grant. The grants generally become exercisable after the third anniversary of the grant date and have a term of seven years.

   Data concerning stock option activity follows:






                                                  1997                       1996                         1995
                                      --------------------------   -------------------------   --------------------------
                                                      WEIGHTED-                    Weighted-                   Weighted-
                                                      AVERAGE                      Average                      Average
                                       OPTIONS        EXERCISE      Options        Exercise      Options        Exercise
                                          (000)        PRICE         (000)          Price         (000)          Price
-------------------------------------------------------------------------------------------------------------------------
Outstanding - Beginning of
  year................................  12,609         $26.61       20,688         $20.57        27,702          $17.53
Granted...............................   6,111          51.12        2,876          39.94         4,254           24.91
Exercised.............................  (2,401)         20.15      (10,694)         18.49        (8,384)          14.70
Rescinded options.....................       -                           -                       (2,432)          13.55
Canceled or expired...................    (124)         38.61         (261)         27.63          (452)          10.89
                                        ------                      ------                       ------

Outstanding - End of year.............  16,195(a)       36.73       12,609          26.61        20,688           20.57
                                        ======                      ======                       ======


Exercisable - End of year.............   7,016          25.57        7,522          22.24        16,078           19.16
                                        ======                      ======                       ======







(a) At December 31, 1997, exercise prices, number of options outstanding and weighted-average expiration dates are shown in the following table:




                                                  Options Outstanding
                                  -----------------------------------------------
                                                                      Remaining                 Options Exercisable
                                                                                       --------------------------------
                                  Number    Weighted-Average         Contractual          Number      Weighted-Average
Exercise Price Range              (000)        Exercise Price        Life (Years)          (000)            Price
-----------------------------------------------------------------------------------------------------------------------
 $10.98  -  $14.725...........       570          $13.74                 2.5                 570             $13.74
  18.15  -    22.36...........     1,752           19.92                 3.6               1,752              19.92
  24.65  -    28.34...........     5,063           26.09                 6.0               3,800              26.57
  39.93  -    52.125..........     8,810           47.67                 7.9                 894              39.98
                                  ------                                                   -----
                                  16,195                                                   7,016
                                  ======                                                   =====





   At December 31, 1997, the number of additional shares of common stock of the Corporation available for option and sale under the 1992 Plan or for award as participation shares at such date under the 1992 Plan was 21.0 million shares.

   The Corporation has elected to follow APB 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock options. Under APB 25, because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. However, SFAS 123, "Accounting for Stock-Based Compensation," requires presentation of pro forma net income and earnings per share as if the Corporation had accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method of that statement. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the vesting period. Under the fair value method, the Corporation's net income and net income per share would have been reduced as follows:




(Millions of dollars, except per share amounts)                                             1997         1996        1995
---------------------------------------------------------------------------------------------------------------------------
Net income................................................................................  $22.4        $16.1        $9.4
Basic and diluted net income per share....................................................    .04          .03         .02



   The weighted-average fair value of the individual options granted during 1997, 1996 and 1995 is estimated as $12.22, $8.66 and $5.73, respectively, on the date of grant. The fair values were determined using a Black-Scholes option-pricing model with the following assumptions:






                                                                                  1997             1996             1995
--------------------------------------------------------------------------------------------------------------------------
Dividend yield...............................................................      1.88%            2.30%            3.50%
Volatility...................................................................     18.30%           18.30%           18.90%
Risk-free interest rate......................................................      5.98%            5.31%            7.51%
Expected life................................................................  5.4 YEARS        5.8 years        5.8 years








NOTE 10.  COMMITMENTS

LEASES

   The future minimum obligations under leases having a noncancelable term in excess of one year as of December 31, 1997, are as follows:



                                                                                                              Operating
(Millions of dollars)                                                                                           Leases
------------------------------------------------------------------------------------------------------------------------
Year Ending December 31:
  1998   ....................................................................................................  $  56.9
  1999   ....................................................................................................     40.0
  2000   ....................................................................................................     31.8
  2001   ....................................................................................................     28.2
  2002   ....................................................................................................     21.6
  Thereafter ................................................................................................    106.6
                                                                                                                ------
Future minimum obligations ..................................................................................   $285.1
                                                                                                                ======









   Operating lease obligations have been reduced by $19.6 million for rental income from noncancelable sublease agreements.

   Consolidated rental expense under operating leases was $150.8 million, $147.9 million and $157.0 million in 1997, 1996 and 1995, respectively.


RAW MATERIALS

   The Corporation has entered into long-term contracts for the purchase of raw materials, primarily pulp. The minimum purchase commitments extend to 2004. At current prices, the commitments are approximately $383 million, $244 million and $172 million in 1998, 1999 and 2000, respectively. The commitment beyond the year 2000 is approximately $259 million in total.


ENERGY

   The Corporation has a long-term contract with Mobile Energy Services Co. for power, steam and liquid processing at the Corporation's Mobile, Alabama, pulp and tissue mill. The Corporation's commitments under the agreement are reset every two years based on peak energy usage in the prior two years. As of December 31, 1997, the Corporation's annual commitment is approximately $55 million per year until December 31, 1999.

   Although the Corporation is primarily liable for rental payments on the above-mentioned leases and, considering the purchase commitments for raw materials and energy described above, management believes the Corporation's exposure to losses, if any, under these arrangements is minimal.

NOTE 11.  STOCKHOLDERS' EQUITY

   Changes in common stock issued, treasury stock, additional paid-in capital, retained earnings and unrealized currency translation adjustments ("UTA") are shown below:





                                         Common Stock Issued                                Additional
(Millions of dollars,                 ------------------------        Treasury Stock         Paid-In     Retained
                                                                 ----------------------
except share amounts)                     Shares        Amount     Shares        Amount      Capital     Earnings       UTA
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,
  1994   ..........................   561,093,674     $701.4     4,851,648      $(88.0)      $34.1      $4,045.3     $(565.0)
Shares issued for the exercise
  of stock options, stock awards
  and restricted stock  ...........     7,791,174        9.6      (872,582)       12.7       145.6             -           -
Conversion of Scott options
  and restricted shares payable
  upon change of control ..........     1,664,938        2.2             -           -        17.2             -           -
Cancellation of Scott treasury
  shares ..........................    (5,989,550)      (7.4)   (5,989,550)      138.2      (130.8)            -           -
Distribution of net assets
  of Schweitzer-Mauduit
  International, Inc.  ............             -          -             -           -           -        (119.0)      (13.3)
Purchased for treasury ............             -          -     4,969,932      (137.8)          -             -           -
Translation adjustments ...........             -          -             -           -           -             -       (62.2)
Minimum pension liability
  adjustment ......................             -          -             -           -           -         (15.8)          -
Net income ........................             -          -             -           -           -          33.2           -
Dividends declared on:
  Common shares ...................             -          -             -           -           -        (349.5)          -
  Preferred shares ................             -          -             -           -           -           (.3)          -
                                      -----------     ------    ----------       -----       -----      --------      ------
Balance at December 31,
  1995   ..........................   564,560,236      705.8     2,959,448       (74.9)       66.1       3,593.9      (640.5)
Shares issued for the exercise
  of stock options and stock
  awards ..........................     4,036,574        5.0    (6,688,178)      209.3        70.6             -           -
Purchased for treasury ............             -          -     8,951,924      (348.8)          -             -           -
Translation adjustments ...........             -          -             -           -           -             -       (16.3)
Minimum pension liability
  adjustment ......................             -          -             -           -           -          28.1           -
Net income ........................             -          -             -           -           -       1,403.8           -
Dividends declared on
  common shares ...................             -          -             -           -           -        (519.0)          -
                                      -----------     ------    ----------      ------       -----      --------      ------
Balance at December 31,
  1996   ..........................   568,596,810      710.8     5,223,194      (214.4)      136.7       4,506.8      (656.8)
Shares issued for the exercise
  of stock options and stock
  awards ..........................             -          -    (2,434,504)       88.2      (18.2)            -            -
Purchased for treasury ............             -          -    18,143,208      (910.6)         -             -            -
Translation adjustments ...........             -          -             -           -          -             -       (296.4)
Shares issued for the
  acquisition of Tecnol............             -          -    (8,681,530)       419.7      (5.2)            -            -
Minimum pension liability
  adjustment ......................             -          -             -            -         -          (4.5)           -
Net income ........................             -          -             -            -         -         901.5            -
Dividends declared on
  common shares ...................             -          -             -            -         -        (532.3)           -
                                      -----------     ------    ----------     --------   -------    ----------   ----------
Balance at December 31,
  1997   ..........................   568,596,810     $710.8    12,250,368     $ (617.1)  $ 113.3    $  4,871.5   $   (953.2)
                                      ===========     ======    ==========     ========   =======    ==========   ==========




   The Corporation has 20 million shares of authorized preferred stock with no par value, none of which has been issued.

   On February 20, 1997, the Corporation's board of directors declared a two-for-one common stock split payable in the form of a 100 percent stock dividend that was distributed on April 2, 1997, to stockholders of record on March 7, 1997. An amount equal to the par value of the shares issued was transferred from additional paid-in capital to the common stock account for all periods presented. Accordingly, all numbers of common shares, per share data and the amounts of the stockholders' equity accounts for all periods presented in these consolidated financial statements have been restated to reflect the stock split.

   At December 31, 1997, unremitted net income of equity companies included in consolidated retained earnings was $780.2 million.

   On June 21, 1988, the board of directors of the Corporation declared a distribution of one preferred share purchase right for each outstanding share of the Corporation's common stock. On June 8, 1995, the board amended the plan governing such rights. The rights are intended to protect the stockholders against abusive takeover tactics.

   A right will entitle its holder to purchase one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $225, but will not become exercisable until 10 days after a person or group acquires or announces a tender offer that would result in the ownership of 20 percent or more of the Corporation's outstanding common shares.

   Under certain circumstances, a right will entitle its holder to acquire either shares of the Corporation's stock or shares of an acquiring company's common stock, in either event having a market value of twice the exercise price of the right. At any time after the acquisition by a person or group of 20 percent or more, but fewer than 50 percent, of the Corporation's common shares, the Corporation may exchange the rights, except for rights held by the acquiring person or group, in whole or in part, at a rate of one right for one share of the Corporation's common stock or for one two-hundredth of a share of Series A Junior Participating Preferred Stock.

   The rights may be redeemed at $.005 per right prior to the acquisition by a person or group of 20 percent or more of the common stock. Unless redeemed earlier, the rights expire on June
8, 2005.

NOTE 12.  EXTRAORDINARY GAINS

   In March 1997, the Corporation sold its noncore pulp and newsprint facility located in Coosa Pines, Alabama ("Coosa") for approximately $600 million in cash. Also, in the first quarter of 1997, the Corporation recorded impairment losses on the planned disposal of a pulp manufacturing mill in Miranda, Spain; a recycled fiber facility in Oconto Falls, Wisconsin; and a tissue converting facility in Yucca, Arizona; and on an integrated pulp making facility in Everett, Washington. These impairment losses totaled $111.5 million before income tax benefits. In June 1997, the Corporation completed the sale of its interest in Scott Paper Limited ("SPL") for approximately $127 million. Accounting regulations require that certain transactions following a business combination that was accounted for as a pooling of interests be reported as extraordinary items. Accordingly, the above described transactions have been aggregated and reported as extraordinary gains totaling $17.5 million, net of applicable income taxes of $38.4 million. The high effective income tax rate on the extraordinary gains is due to income tax loss carryforwards in Spain that precluded the current recognition of the income tax benefit on the Miranda impairment loss and the tax basis in SPL being substantially lower than the carrying amount of the investment in the financial statements. The extraordinary gains were equal to $.03 per share for both basic and diluted EPS.



NOTE 13.   OTHER DISPOSITIONS OF BUSINESSES

   In December 1997, the Corporation sold its 17 percent interest in Ssangyong Paper Co., Ltd. ("Ssangyong") of Korea. The sale resulted in a gain of $.03 per share.

   In 1996, to meet regulatory requirements associated with the merger with Scott, the Corporation sold the former Scott baby wipes business and certain tissue businesses in the U.S. and the U.K. The regulatory disposals resulted in a net gain of $.09 per share.

   In 1995, the Corporation sold 80 percent of its investment in Midwest Express Airlines, Inc. ("Midwest") through an initial public offering and recognized a gain of $.07 per share, and in 1996, the Corporation sold its remaining 20 percent interest and recognized a gain of $.04 per share. During 1995, the Corporation spun off its tobacco-related business operations in the United States, Canada and France in a tax-free transaction.

NOTE 14.  CONTINGENCIES

   On May 13, 1997, the State of Florida, acting through its attorney general, filed a complaint in the Gainesville Division of the United States District Court for the Northern District of Florida (the "Florida District Court"), alleging that manufacturers of tissue products for away-from-home use, including the Corporation and Scott, agreed to fix prices by coordinating price increases for such products. Following Florida's complaint, approximately 45 class action complaints have been filed in various federal and state courts around the United States that contain allegations similar to those made by the State of Florida in its complaint. The actions in federal courts have been consolidated for pretrial proceedings in the Florida District Court. The foregoing actions seek an unspecified amount of actual and treble damages. The Corporation has answered the complaints in these actions and has denied the allegations contained therein as well as any liability.
Discovery with respect to class certification and the merits of the claims has commenced. The Corporation intends to contest these claims vigorously. Management does not expect these actions to have a material adverse effect on the Corporation's business or results of operations.

   The Corporation also is subject to routine litigation from time to time, which, individually or in the aggregate, is not expected to have a material adverse effect on the Corporation's business or results of operations.

   The Corporation has been named a potentially responsible party under the provisions of the federal Comprehensive Environmental Response, Compensation and Liability Act, or analogous state statute, at a number of waste disposal sites, none of which, individually, or in the aggregate, in management's opinion, is likely to have a material adverse effect on the Corporation's business or results of operations.

   Capital expenditures for compliance with the U.S. Environmental Protection Agency's Cluster Rule for kraft and sulfite pulping operations are expected to be $87.0 million, $138.6 million and $52.8 million in 1998, 1999 and 2000, respectively. The Corporation is presently evaluating options for reducing its dependence on internally produced pulp, and the results of this evaluation may have an effect on the amount of Cluster Rule spending required.

NOTE 15.   SUPPLEMENTAL DATA (Millions of dollars)

SUPPLEMENTAL BALANCE SHEET DATA






                                                                                                         December 31
                                                                                                   ----------------------
Summary of Accounts Receivable and Inventories                                                        1997        1996
-------------------------------------------------------------------------------------------------------------------------
Accounts Receivable:
  From customers ...............................................................................   $1,439.7     $1,481.5
  Other  .......................................................................................      226.5        225.7
  Less allowance for doubtful accounts and sales discounts .....................................      (59.9)       (46.3)
                                                                                                   --------     --------

       Total ...................................................................................   $1,606.3     $1,660.9
                                                                                                   ========     ========


Inventories by Major Class:
  At the lower of cost on the First-In, First-Out (FIFO) method or market:
    Raw materials ..............................................................................   $  372.4     $  363.7
    Work in process ............................................................................      228.5        219.7
    Finished goods .............................................................................      749.9        803.6
    Supplies and other .........................................................................      174.5        201.7
                                                                                                   --------     --------
                                                                                                    1,525.3      1,588.7

  Excess of FIFO cost over Last-In, First-Out (LIFO) cost ......................................     (205.8)      (240.4)
                                                                                                   --------     --------

       Total ...................................................................................   $1,319.5     $1,348.3
                                                                                                   ========     ========







   Total inventories include $526.6 million and $493.8 million of inventories valued on the LIFO method at December 31, 1997 and 1996, respectively.





                                                                                                          December 31
                                                                                                   ------------------------
Summary of Accrued Expenses                                                                           1997           1996
---------------------------------------------------------------------------------------------------------------------------
Accruals for the 1997 and 1995 Charges .........................................................   $    268.3   $    339.7
Accrued advertising and promotion expense ......................................................        262.8        264.1
Accrued salaries and wages .....................................................................        310.9        293.8
Other accrued expenses .........................................................................        603.6        562.5
                                                                                                   ----------   ----------

       Total accrued expenses ..................................................................   $  1,445.6   $  1,460.1
                                                                                                   ==========   ==========





SUPPLEMENTAL CASH FLOW STATEMENT DATA




Summary of Cash Flow Effects of Increase in                                                Year Ended December 31
                                                                                    -----------------------------------
Operating Working Capital(a)                                                             1997       1996         1995
-----------------------------------------------------------------------------------------------------------------------
Accounts receivable ..............................................................  $    13.4    $    34.2    $ (264.5)
Inventories ......................................................................      (43.7)        15.9      (191.3)
Prepaid expenses .................................................................      (13.6)        21.6       (56.7)
Trade accounts payable ...........................................................      (93.9)       (55.6)      148.8
Other payables ...................................................................       32.8         54.2        10.8
Accrued expenses .................................................................     (283.2)      (352.5)     (111.8)
Accrued income taxes .............................................................     (151.9)       141.0       (63.0)
Currency rate changes ............................................................      (36.8)        (.4)         (.2)
                                                                                    ---------    --------     --------

Increase in operating working capital ............................................  $  (576.9)   $ (141.6)    $ (527.9)
                                                                                    =========    ========     ========






(a) Excludes the effects of acquisitions, dispositions and the 1997 and 1995 Charges.





                                                                                          Year Ended December 31
                                                                                    ------------------------------------
Other Cash Flow Data(a)                                                               1997          1996         1995
------------------------------------------------------------------------------------------------------------------------
Interest paid ....................................................................  $  173.6     $  219.8     $   259.9
Income taxes paid ................................................................     557.3        503.0         570.1
Decrease in cash and cash equivalents due to exchange
  rate changes ...................................................................     (17.4)           -           (.7)

Reconciliation of changes in cash and cash equivalents:
  Balance, January 1 .............................................................  $   83.2     $  221.6     $ 1,137.8
  Increase (decrease) ............................................................       7.6       (138.4)       (916.2)
                                                                                    --------     --------     ---------

  Balance, December 31 ...........................................................  $   90.8     $   83.2     $   221.6
                                                                                    ========     ========     =========













(a) See Note 3 for information concerning the Tecnol acquisition for common stock.





                                                                                           Year Ended December 31
                                                                                    -------------------------------------
Interest Expense                                                                       1997         1996           1995
-------------------------------------------------------------------------------------------------------------------------
Gross interest cost ..............................................................  $  181.8     $  200.6     $   254.3
Capitalized interest on major construction projects...............................     (17.0)       (13.9)         (8.8)
                                                                                    --------     --------     ---------

Interest expense .................................................................  $  164.8     $  186.7     $   245.5
                                                                                    ========     ========     =========




NOTE 16.   UNAUDITED QUARTERLY DATA





(Millions of dollars,
except per share                                   1997                                            1996
                             ----------------------------------------------   -----------------------------------------------
amounts)                       FOURTH(a)  THIRD      SECOND(b)   FIRST (c)      Fourth(d)    Third (e)   Second(f)   First
-----------------------------------------------------------------------------------------------------------------------------
Net sales ................   $3,089.4   $3,095.3     $3,124.3    $3,237.6      $3,323.6    $3,275.7     $3,347.7   $3,202.1
Gross profit .............      982.5    1,158.3      1,192.2     1,241.0       1,229.3     1,256.0      1,254.3    1,168.1
Operating profit
  (loss) .................     (202.0)     466.5        494.4       544.3         526.4       545.8        488.2      493.3
Income (Loss) before
  extraordinary gains.....     (147.0)     316.0        350.8       364.2         347.1       377.2        364.7      314.8
Net income (loss).........     (147.0)     316.0        363.5       369.0         347.1       377.2        364.7      314.8
Per share basis:
  Basic
    Income (Loss)
      before
      extraordinary
      gains...............       (.26)       .57          .63         .65           .62         .67          .64        .56
    Net income (loss).....       (.26)       .57          .65         .66           .62         .67          .64        .56
  Diluted
    Income (Loss)
      before
      extraordinary
      gains...............       (.26)       .57          .63         .64           .61         .66          .64        .55
    Net income (loss).....       (.26)       .57          .65         .65           .61         .66          .64        .55
Cash dividends
  declared per
  share  .................        .24        .24          .24         .24           .23         .23          .23        .23
Market price:
 High  ...................     53-15/16    55          56-7/8     55-3/8       49-13/16     44-3/8      38-15/16    41-1/2
  Low ....................     47-5/16     43-1/4      46-1/8     46-11/16     42-3/16      35-11/16    34-5/16     37
  Close ..................     49-5/16     48-15/16    49-3/4     49-3/4       47-5/8       44-1/16     38-5/8      37-3/16





(a) Gross profit, operating loss, net loss, basic net loss per share and diluted net loss per share includes $220.1 million, $701.2 million, $503.1 million, $.91 and $.90, respectively, related to the 1997 Charge. Basic and diluted net loss per share also include a nonoperating gain of $.03 per share related to the sale of Ssangyong.

(b) Includes a nonoperating gain recorded by KCM primarily related to the sale of a portion of its tissue business.
    The Corporation's share of the after-tax effect of this gain was $16.3 million, or $.03 per share. Also includes an extraordinary gain, net of income taxes, of $12.7 million, or $.02 per share, resulting from the sale of the Corporation's interest in SPL.

(c) Includes an extraordinary gain, net of income taxes, of $4.8 million, or $.01 per share, resulting from the sale of Coosa, net of impairment losses on certain other facilities.

(d) Includes a nonoperating charge recorded by KCM for restructuring costs related to its merger with Scott's former Mexican affiliate. The Corporation's share of the after-tax charge was $5.5 million, or $.01 per share.

(e) Includes a net gain of $.05 per share related to the sale of certain tissue businesses to satisfy U.S. and European regulatory requirements associated with the Scott merger.

(f) Includes a net gain of $.08 per share related to the divestiture of the former Scott baby wipes and certain facial tissue businesses in the U.S. and the sale of the Corporation's remaining interest in Midwest.


NOTE 17.   BUSINESS SEGMENT AND GEOGRAPHIC DATA

   For financial reporting purposes, the Corporation's businesses are separated into three segments.

  o Personal Care Products includes infant, child, feminine and incontinence care products; wet wipes; health care products;
     and related products.

  o Tissue-Based Products includes tissue and wipers for household and away-from-home use; pulp; and related products.

  o Newsprint, Paper and Other includes newsprint, printing papers, premium business and correspondence papers, specialty papers, technical papers, and related products;
     and other products and services.

   Information concerning consolidated operations by business segment and geographic area, as well as data for equity companies, is presented in the tables below and on the following pages:

CONSOLIDATED OPERATIONS BY BUSINESS SEGMENT





                                                       Net Sales                                 Operating Profit
                                     ------------------------------------------    -----------------------------------------
(Millions of dollars)                  1997              1996           1995            1997(a)        1996        1995(b)
----------------------------------------------------------------------------------------------------------------------------
Personal Care Products ............  $  5,234.8      $  4,837.8     $  4,384.2      $   773.8      $   791.3     $   339.8
Tissue-Based Products .............     6,611.5         7,372.8        7,524.3          407.5        1,085.2         (38.4)
Newsprint, Paper
  and Other .......................       753.5         1,015.4        1,584.3          168.0          211.8          224.6
                                     ----------      ----------     ----------      ---------      ---------     ----------
Combined ..........................    12,599.8        13,226.0       13,492.8        1,349.3        2,088.3          526.0
Intersegment sales ................       (53.2)          (76.9)        (119.8)             -              -              -
Unallocated items - net ...........           -               -              -          (46.1)         (34.6)        (313.0)
                                     ----------      ----------     ----------      ---------      ---------     ----------

Consolidated ......................  $ 12,546.6      $ 13,149.1     $ 13,373.0      $ 1,303.2      $ 2,053.7     $    213.0
                                     ==========      ==========     ==========      =========      =========     ==========






                                   Assets                           Depreciation                   Capital Spending
                     -----------------------------------   -----------------------------    -----------------------------
(Millions of dollars)   1997          1996         1995       1997      1996       1995       1997      1996        1995
-------------------------------------------------------------------------------------------------------------------------
Personal Care
  Products .......  $  3,870.2   $  3,376.1   $  3,369.7     $191.5    $174.9    $193.1      $353.8    $227.2     $237.4
Tissue-Based
  Products .......     5,545.0      6,512.8      5,982.2      270.3     343.1     323.6       532.8     608.5      485.5
         .........
Newsprint,
  Paper
  and Other ......       435.3        655.6        682.2       17.7      32.6      51.0        30.6      37.8       76.4
                    ----------   ----------   ----------     ------    ------    ------      ------    ------     ------

Combined .........     9,850.5     10,544.5     10,034.1      479.5     550.6     567.7       917.2     873.5      799.3
         .........
Unallocated(c)
   and
   intersegment
  assets .........     1,415.5      1,301.2      1,405.1       11.4      10.4      14.0        27.1      10.2       18.3
                    ----------   ----------   ----------     ------    ------    ------      ------    ------     ------


Consolidated .....  $ 11,266.0   $ 11,845.7   $ 11,439.2     $490.9    $561.0    $581.7      $944.3    $883.7     $817.6
                    ==========   ==========   ==========     ======    ======    ======      ======    ======     ======




(a) Operating profit in 1997 for Personal Care Products; Tissue-Based Products; Newsprint, Paper and Other; and Unallocated includes $195.3 million, $496.9 million, $.7 million and $8.3 million, respectively, of the 1997 Charge described in
     Note 2.

(b) Operating profit in 1995 for Personal Care Products; Tissue-Based Products; Newsprint, Paper and Other; and Unallocated includes $230.3 million, $981.2 million, $35.0 million and $193.5 million, respectively, of the 1995 Charge described in Note 2.

(c) Assets include investments in equity companies of $567.7 million, $551.1 million and $413.4 million in 1997, 1996 and 1995, respectively.


CONSOLIDATED OPERATIONS BY GEOGRAPHIC AREA






                                                      Net Sales                               Operating Profit(a)
                                     -----------------------------------------   -----------------------------------------
(Millions of dollars)                   1997             1996           1995        1997(b)        1996           1995(c)
--------------------------------------------------------------------------------------------------------------------------
United States......................  $  7,878.7      $  8,142.5    $  8,642.3      $1,229.2      $1,626.6        $669.1
Canada.............................     1,052.5         1,311.0       1,250.1         121.0         109.4          21.9
Intergeographic items(d)...........      (397.3)         (451.7)       (452.6)            -             -             -
                                     ----------      ----------    ----------      --------      --------        ------

North America......................     8,533.9         9,001.8       9,439.8       1,350.2       1,736.0         691.0
Europe.............................     2,548.1         2,881.8       2,862.5        (105.4)        164.8        (277.5)
Asia, Latin America and Africa.....     1,772.2         1,603.5       1,342.5         104.5         187.5         112.5
                                     ----------      ----------    ----------      --------      --------        ------

Combined...........................    12,854.2        13,487.1      13,644.8       1,349.3       2,088.3         526.0
Intergeographic items..............      (307.6)         (338.0)       (271.8)            -             -             -
Unallocated items - net............           -               -             -         (46.1)        (34.6)       (313.0)
                                     ----------      ----------    ----------      --------      --------        ------

Consolidated.......................  $ 12,546.6      $ 13,149.1    $ 13,373.0      $1,303.2      $2,053.7        $213.0
                                     ==========      ==========    ==========      ========      ========        ======







                                                                                                     Assets
                                                                                   ----------------------------------------
(Millions of dollars)                                                                 1997             1996          1995
---------------------------------------------------------------------------------------------------------------------------
United States....................................................................  $  5,713.2    $  5,703.6     $  5,728.0
Canada...........................................................................       543.6         825.6          609.1
Intergeographic items............................................................       (65.4)        (50.2)         (47.3)
                                                                                   ----------    ----------     ----------

North America....................................................................     6,191.4       6,479.0        6,289.8
Europe...........................................................................     2,297.1       2,579.0        2,592.7
Asia, Latin America and Africa...................................................     1,502.6       1,610.2        1,240.1
                                                                                   ----------    ----------     ----------

Combined.........................................................................     9,991.1      10,668.2       10,122.6
Intergeographic items............................................................      (142.4)       (131.1)         (99.2)
Unallocated items - net(e).......................................................     1,417.3       1,308.6        1,415.8
                                                                                   ----------    ----------     ----------

Consolidated.....................................................................  $ 11,266.0    $ 11,845.7     $ 11,439.2
                                                                                   ==========    ==========     ==========








(a) Certain reclassifications have been made to conform prior year's data to the current year presentation.

(b)  Operating profit in 1997 for the U.S.; Canada; Europe;
     Asia, Latin America and Africa; and Unallocated includes
     $403.7 million; $8.2 million; $189.8 million; $91.2 million and $8.3 million, respectively, of the 1997 Charge described in Note 2.

(c) Operating profit in 1995 for the U.S.; Canada; Europe; Asia, Latin America and Africa; and Unallocated includes $575.6 million, $161.5 million, $464.1 million, $45.3 million and $193.5 million, respectively, of the 1995 Charge described in Note 2.

(d)  Net sales include $246.0 million, $284.8 million and $310.3 million by operations in Canada to the U.S. in 1997, 1996 and 1995, respectively.

(e)   Assets include investments in equity companies of $567.7
     million, $551.1 million and $413.4 million in 1997, 1996 and 1995, respectively.

EQUITY COMPANIES' DATA BY GEOGRAPHIC AREA



                                                                                                                 Kimberly-
                                                                                                                 Clark's
                                                                                                                  Share
                                                          Net         Gross        Operating        Net           of Net
(Millions of dollars)                                    Sales        Profit        Profit        Income         Income
--------------------------------------------------------------------------------------------------------------------------
For the year ended:
  December 31, 1997
    Latin America(a)  .............................   $1,464.3      $   528.6     $   382.5     $   283.1       $   130.8
    Asia, Australia and Middle East................      698.1          253.6          93.6          55.0            26.5
                                                      --------      ---------     ---------     ---------       ---------
         Total ....................................   $2,162.4      $   782.2     $   476.1     $   338.1       $   157.3
                                                      ========      =========     =========     =========       =========


For the year ended:
  December 31, 1996
    Latin America(b)...............................   $1,380.5      $   512.9     $   344.3     $   291.5       $   133.1
    North America, Asia, Australia and
       Middle East(c)(b) ..........................      725.7          253.0          83.8          42.8            19.3
                                                      --------      ---------     ---------     ---------       ---------
         Total ....................................   $2,106.2      $   765.9     $   428.1     $   334.3       $   152.4
                                                      ========      =========     =========     =========       =========


For the year ended:
  December 31, 1995
    Latin America(d,e).............................   $1,465.2      $   551.0     $   399.8     $   222.1       $   104.8
    North America, Asia, Australia, Africa(e)
       and Middle East.............................      567.6          196.0          56.5          19.5             8.5
                                                      --------      ---------     ---------     ---------       ---------
         Total ....................................   $2,032.8      $   747.0     $   456.3     $   241.6       $   113.3
                                                      ========      =========     =========     =========       =========








(a) Kimberly-Clark's share of net income includes a nonoperating gain of $16.3 million, primarily related to the sale of a portion of the tissue business of KCM. Additionally, operating profit, net income and Kimberly-Clark's share of net income includes $6.7 million, $4.4 million and $2.2 million, respectively, related to the 1997 Charge.

(b) Kimberly-Clark's share of net income includes a nonoperating charge of $5.5 million, recorded by KCM for restructuring costs related to its merger with Scott's former Mexican affiliate.

(c)  In June 1996, the Corporation acquired 49.9 percent of
     Hogla, Ltd., and formed a consumer products joint venture in Israel.

(d) Net income and Kimberly-Clark's share of net income includes a nonoperating charge of $89.4 million and $38.5 million, respectively, for foreign currency losses incurred by KCM on the translation of the net exposure of U.S. dollar-denominated liabilities into pesos resulting from the fluctuation of the Mexican peso. In 1996, this charge was not significant. Effective January 1, 1997, the Mexican economy was determined to be hyperinflationary and the 1997 U.S. dollar-denominated liabilities were translated using historical exchange rates. (See Note 8.)

(e) In the first quarter of 1995, the Corporation purchased additional shares of its subsidiaries in Argentina and South
     Africa, resulting in their consolidation.




                                                                     Non-                         Non-           Stock-
                                                      Current       Current       Current        Current        holders'
(Millions of dollars)                                 Assets        Assets       Liabilities   Liabilities       Equity
-------------------------------------------------------------------------------------------------------------------------
December 31, 1997
  Latin America....................................   $752.8       $  624.6        $336.0        $278.4         $  763.0
  Asia, Australia and Middle East .................    226.8          386.9         128.0         185.5            300.2
                                                      ------       --------        ------        ------         --------
       Total ......................................   $979.6       $1,011.5        $464.0        $463.9         $1,063.2
                                                      ======       ========        ======        ======         ========


December 31, 1996
  Latin America....................................   $661.3       $  606.3        $321.0        $267.5         $  679.2
  Asia, Australia and Middle East .................    272.5          463.8         168.9         225.3            342.0
                                                      ------       --------        ------        ------         --------
       Total ......................................   $933.8       $1,070.1        $489.9        $492.8         $1,021.2
                                                      ======       ========        ======        ======         ========


December 31, 1995
  Latin America....................................   $722.6       $  599.2        $404.7        $339.1         $  578.0
  North America, Asia, Australia and
    Middle East ...................................    168.3          465.5         153.0         229.5            251.3
                                                      ------       --------        ------        ------         --------
       Total ......................................   $890.9       $1,064.7        $557.7        $568.6         $  829.3
                                                      ======       ========        ======        ======         ========







   Equity companies are principally engaged in Personal Care
Products and Tissue-Based Products operations.

   KCM is partially owned by the public and its stock is publicly traded in Mexico. At December 31, 1997, the Corporation's investment in this equity company was $365.3 million, and the estimated fair value was $2.9 billion based on the market price of publicly traded shares.

INDEPENDENT AUDITORS' REPORT
Kimberly-Clark Corporation and Subsidiaries


Kimberly-Clark Corporation, Its Directors and Stockholders:

   We have audited the accompanying consolidated balance sheets of Kimberly-Clark Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated income and cash flow statements for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Kimberly-Clark Corporation and Scott Paper Company, which has been accounted for as a pooling of interests. We did not audit the financial statements of Scott Paper Company for the year ended December 31, 1995 (before the effects of the conforming adjustments that were applied to restate such statements) which statements reflect total net sales (in millions) of $4,131.6 for the year ended December 31, 1995. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Scott Paper Company for 1995, is based solely on the report of such other auditors. We audited the conforming adjustments that were applied to restate the 1995 financial statements of Scott Paper Company.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of other auditors referred to above, such consolidated financial statements present fairly, in all material respects, the financial position of Kimberly-Clark Corporation and Subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
---------------------------
Deloitte & Touche LLP
Dallas, Texas
January 26, 1998